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                                                                       EXHIBIT 2


                               CUSTODIAN CONTRACT
                                     Between
                                INSURANCE COMPANY
                                       and
                       STATE STREET BANK AND TRUST COMPANY

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                                TABLE OF CONTENTS
                                -----------------


                                                                            Page
                                                                            ----
1.  Employment of Custodian and Property to be Held By It . . . . . . . . .  1

2.  Duties of the Custodian with Respect to Property
    of the Portfolios Held by the Custodian . . . . . . . . . . . . . . . .  1

    2.1     Holding Fund Shares . . . . . . . . . . . . . . . . . . . . . .  1
    2.2     Delivery of Fund Shares . . . . . . . . . . . . . . . . . . . .  1
    2.3     Registration of Fund Shares . . . . . . . . . . . . . . . . . .  2
    2.4     Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . . .  2
    2.5     Collection of Income. . . . . . . . . . . . . . . . . . . . . .  3
    2.6     Payment of Portfolio Monies . . . . . . . . . . . . . . . . . .  3
    2.7     Appointment of Agents . . . . . . . . . . . . . . . . . . . . .  4
    2.8     Ownership Certificates for Tax Purposes . . . . . . . . . . . .  4

3.  Proper Instructions . . . . . . . . . . . . . . . . . . . . . . . . . .  4

4.  Evidence of Authority . . . . . . . . . . . . . . . . . . . . . . . . .  4

5.  Duties of Custodian With Respect to the Books of Account;
    Calculation of Portfolio Value and Reports. . . . . . . . . . . . . . .  5

6.  Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

7.  Opinion of Company's Independent Accountants. . . . . . . . . . . . . .  5

8.  Reports to Company by Independent Public Accountants. . . . . . . . . .  6

9.  Compensation of Custodian . . . . . . . . . . . . . . . . . . . . . . .  6

10. Responsibility of Custodian . . . . . . . . . . . . . . . . . . . . . .  6

11. Effective Period, Termination and Amendment . . . . . . . . . . . . . .  7

12. Successor Custodian . . . . . . . . . . . . . . . . . . . . . . . . . .  7

13. Interpretive and Additional Provisions. . . . . . . . . . . . . . . . .  8

14. Additional Portfolios . . . . . . . . . . . . . . . . . . . . . . . . .  9

15. Massachusetts Law to Apply. . . . . . . . . . . . . . . . . . . . . . .  9

16. Prior Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

17. Provisions Concerning ERISA Assets. . . . . . . . . . . . . . . . . . .  9


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                               CUSTODIAN CONTRACT

     This Contract between [Name of Insurance Company], a corporation organized
and existing under the laws of the         , having its principal place of
business at (hereinafter called the "Company"), and State Street Bank and Trust Company, a Massachusetts trust company, having its principal place of business at 225 Franklin Street, Boston, Massachusetts, 02110, hereinafter called the "Custodian",

                                   WITNESSETH:

     WHEREAS, the Company has established certain separate accounts which will be made available for investment by customers of the Company, including employee benefit plans, and desires to establish separate custody accounts with the Custodian for the deposit of securities and monies held for such separate accounts; and

     WHEREAS, the Company intends to deposit with the Custodian assets held for the separate accounts listed on Exhibit A hereto (such separate accounts, together with all other separate accounts subsequently established by the Company and made subject to this Contract in accordance with paragraph 14, being herein referred to as the "Portfolio(s)"), which assets will consist of shares of certain mutual funds ("Fund Shares");

     NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1.   EMPLOYMENT OF CUSTODIAN AND PROPERTY TO BE HELD BY IT

     The Company hereby employs the Custodian as the custodian of the assets of the Portfolios. The Company on behalf of the Portfolio(s) agrees to deliver to the Custodian all Fund Shares purchased on behalf of the Portfolios, and all payments of income, payments of principal or capital distributions received by it with respect to all Fund Shares owned by the Portfolio(s) from time to time. The Custodian shall not be responsible for any property of a Portfolio held or received by the Company and not delivered to the Custodian.

2. DUTIES OF THE CUSTODIAN WITH RESPECT TO PROPERTY OF THE PORTFOLIOS HELD BY THE CUSTODIAN

2.1 HOLDING FUND SHARES. The Custodian shall hold for the account of each Portfolio all Fund Shares owned by such Portfolio

2.2 DELIVERY OF FUND SHARES. The Custodian shall release and deliver Fund Shares owned by a Portfolio held by the Custodian only upon receipt of Proper Instructions from the Company on behalf of the applicable Portfolio, which may be continuing instructions when deemed appropriate by the parties, and only in the following cases:

     1) Upon sale of such Fund Shares for the account of the Portfolio and receipt of payment therefor;

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     2)   To the issuer thereof or its agent when such Fund Shares are called, redeemed, retired or otherwise become payable; provided that, in any such case, the cash or other consideration is to be delivered to the Custodian;

     3) To the issuer thereof, for exchange for a different number of units or other evidence representing the same aggregate face amount or number of units; PROVIDED that, in any such case, the new securities are to be delivered to the Custodian;

     4) For any other proper corporate purpose, BUT ONLY upon receipt of, in addition to Proper Instructions from the Company on behalf of the applicable Portfolio, a certified copy of a resolution of the Board of Directors or of the Executive Committee signed by an officer of the Company and certified by the Secretary or an Assistant Secretary, specifying the securities of the Portfolio to be delivered, setting forth the purpose for which such delivery is to be made, declaring such purpose to be a proper corporate purpose, and naming the person or persons to whom delivery of such securities shall be made.

2.3 REGISTRATION OF FUND SHARES. Fund Shares held by the Custodian (other than bearer securities) shall be registered in the name of the Company or in the name of any nominee of the Company on behalf of the Portfolio or of any nominee of the Custodian which nominee shall be assigned exclusively to the Portfolio, UNLESS the Company has authorized in writing the appointment of a nominee to be used in common with other investment pools having the same investment adviser as the Portfolio, or in the name or nominee name of any agent appointed pursuant to Section 2.7.

2.4 BANK ACCOUNTS. The Custodian shall open and maintain a separate bank account or accounts in the United States in the name of each Portfolio, subject only to draft or order by the Custodian acting pursuant to the terms of this Contract, and shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the Portfolio. Funds held by the Custodian for a Portfolio may be deposited by it to its credit as Custodian in the Banking Department of the Custodian or in such other banks or trust companies as it may in its discretion deem necessary or desirable; PROVIDED, however, that each such bank or trust company and the funds to be deposited with each such bank or trust company shall on behalf of each applicable Portfolio be approved by vote of a majority of the Board of Directors of the Company. Such funds shall be deposited by the Custodian in its capacity as Custodian and shall be withdrawable by the Custodian only in that capacity.

2.5 COLLECTION OF INCOME. The Custodian shall collect on a timely basis all income and other payments with respect to Fund Shares held hereunder to which a Portfolio shall be entitled either by law or pursuant to custom in the securities business, and shall credit such income, as collected, to such Portfolio's custodian account.



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2.6  PAYMENT OF PORTFOLIO MONIES.  Upon receipt of Proper Instructions from the
     Company on behalf of the applicable Portfolio, which may be continuing instructions when deemed appropriate by the parties, the Custodian shall pay out monies of a Portfolio in the following cases only:

     1) Upon the purchase of Fund Shares for the account of the Portfolio but only (a) against the delivery of such Fund Shares or evidence of title to such Fund Shares to the Custodian registered in the name of the Company or in the name of a nominee of the Custodian referred to in
          Section 2.3 hereof or in proper form for transfer;

     2) In connection with conversion, exchange or surrender of Fund Shares owned by the Portfolio as set forth in Section 2.2 hereof;

     3) For the payment of any expense or liability incurred by the Portfolio, including but not limited to the following payments for the account of the Portfolio: interest, taxes, management, accounting and legal fees, and operating expenses whether or not such expenses are to be in whole or part capitalized or treated as deferred expenses;

     4) For any other proper purpose, BUT ONLY upon receipt of, in addition to Proper Instructions from the Company on behalf of the Portfolio, a certified copy of a resolution of the Board of Directors or of the Executive Committee of the Company signed by an officer of the Company and certified by its Secretary or an Assistant Secretary, specifying the amount of such payment, setting forth the purpose for which such payment is to be made, declaring such purpose to be a proper purpose, and naming the person or persons to whom such payment is to be made.

2.7 APPOINTMENT OF AGENTS. The Custodian may at any time or times in its discretion appoint (and may at any time remove) any other bank or trust company as its agent to carry out such of the provisions of this Article 2 as the Custodian may from time to time direct; PROVIDED, however, that the appointment of any agent shall not relieve the Custodian of its responsibilities or liabilities hereunder.

2.8 OWNERSHIP CERTIFICATES FOR TAX PURPOSES. The Custodian shall execute ownership and other certificates and affidavits for all federal and state tax purposes in connection with receipt of income or other payments with respect to Fund Shares of each Portfolio held by it and in connection with transfers of securities.

3.   PROPER INSTRUCTIONS

     Proper Instructions as used throughout this Contract means a writing signed or initialed by one or more person or persons as the Board of Directors of the Company shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of


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transaction involved, including a specific statement of the purpose for which such action is requested. Oral instructions will be considered Proper Instructions if the Custodian reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved. The Company shall cause all oral instructions to be confirmed in writing. Upon receipt of a certificate of the Secretary or an Assistant Secretary as to the authorization by the Board of Directors of the Company accompanied by a detailed description of procedures approved by the Board of Directors, Proper Instructions may include communications effected directly between electro-mechanical or electronic devices provided that the Board of Directors and the Custodian are satisfied that such procedures afford adequate safeguards for the Portfolios' assets.

4.   EVIDENCE OF AUTHORITY

     The Custodian shall be protected in acting upon any instructions, notice, request, consent, certificate or other instrument or paper believed by it to be genuine and to have been properly executed by or on behalf of the Company. The Custodian may receive and accept a certified copy of a vote of the Board of Directors of the Company as conclusive evidence (a) of the authority of any person to act in accordance with such vote or (b) of any determination or of any action by the Board of Directors as described in such vote, and such vote may be considered as in full force and effect until receipt by the Custodian of written notice to the contrary.

5. DUTIES OF CUSTODIAN WITH RESPECT TO THE BOOKS OF ACCOUNT; CALCULATION OF PORTFOLIO VALUE AND REPORTS

     The Custodian shall keep the books of account of each Portfolio and, on a [monthly] basis, calculate the market value of each Portfolio.

     The Custodian shall, within five business days after the end of each month, furnish to the Company an accounting report summarizing the activity in each Portfolio for the month. Each such report shall include a market valuation of each Portfolio.

     The Custodian shall, upon request, furnish such other reports as the Company may reasonably request.

6.   RECORDS

     The Custodian shall with respect to each Portfolio create and maintain all records relating to its activities and obligations under this Contract in such manner as shall be agreed upon from time to time by the Company and the Custodian. All such records shall be the property of the Company and shall at all times during the regular business hours of the Custodian be open for inspection by duly authorized officers, employees or agents of the Company and employees and agents of the Securities and Exchange Commission or any other appropriate regulatory body. The Custodian shall, at the Company's request, supply the Company with a tabulation of securities owned by each Portfolio and held by the Custodian and shall, when requested to do so



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by the Company and for such compensation as shall be agreed upon between the
Company and the Custodian, include certificate numbers in such tabulations.

7.   OPINION OF COMPANY'S INDEPENDENT ACCOUNTANT

     The Custodian shall take all reasonable action, as the Company on behalf of each applicable Portfolio may from time to time request, to obtain from year to year favorable opinions from the Company's independent accountants with respect to its activities hereunder in connection with the preparation of the Company's annual reports to the Securities and Exchange Commission and with respect to any other requirements of such Commission.

8.   REPORTS TO COMPANY BY INDEPENDENT PUBLIC ACCOUNTANTS

     The Custodian shall provide the Company, on behalf of each of the Portfolios at such times as the Company may reasonably require, with reports by independent public accountants on the accounting system, internal accounting control and procedures for safeguarding securities, relating to the services provided by the Custodian under this Contract; such reports, shall be of sufficient scope and in sufficient detail, as may reasonably be required by the Company to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the reports shall so state.

9.   COMPENSATION OF CUSTODIAN

     The Custodian shall be entitled to reasonable compensation for its services and expenses as Custodian, as agreed upon from time to time between the Company on behalf of each applicable Portfolio and the Custodian.

10.  RESPONSIBILITY OF CUSTODIAN

     So long as and to the extent that it is in the exercise of reasonable care, the Custodian shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Contract and shall be held harmless in acting upon any notice, request, consent, certificate or other instrument reasonably believed by it to be genuine and to be signed by the proper party or parties. The Custodian shall be held to the exercise of reasonable care in carrying out the provisions of this Contract, but shall be kept indemnified by and shall be without liability to the Company for any action taken or omitted by it in good faith without negligence. It shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Company) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

     If the Company requires the Custodian to take any action with respect to securities, which action involves the payment of money or which action may, in the opinion of the Custodian, result in the Custodian or its nominee assigned to the Company being liable for the payment of money or incurring liability of some other form, the Company, as a prerequisite to requiring the



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Custodian to take such action, shall provide indemnity to the Custodian in an amount and form satisfactory to it.

     If the Company requires the Custodian, its affiliates, subsidiaries or agents, to advance cash or securities for the benefit of a Portfolio for any purpose or in the event that the Custodian or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Contract with respect to any Portfolio, except such as may arise from its or its nominee's own negligent action, negligent failure to act or willful misconduct, any property at any time held for the account of the Portfolio shall be security therefor and should the Company fail to repay the Custodian promptly, the Custodian shall be entitled to utilize available cash and to dispose of such Portfolio's assets to the extent necessary to obtain reimbursement.

     In no event shall the Custodian be liable for indirect, special or consequential damages.

11.  EFFECTIVE PERIOD, TERMINATION AND AMENDMENT

     This Contract shall become effective as of its execution, shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto and may be terminated by either party by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not sooner than thirty (30) days after the date of such delivery or mailing; PROVIDED, that the Company shall not amend or terminate this Contract in contravention of any applicable federal or state regulations, and further provided, that the Company on behalf of one or more of the Portfolios may at any time by action of its Board of Directors (i) substitute another bank or trust company for the Custodian by giving notice as described above to the Custodian, or (ii) immediately terminate this Contract in the event of the appointment of a conservator or receiver for the Custodian by the Comptroller of the Currency or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

     Upon termination of the Contract, the Company on behalf of each applicable Portfolio shall pay to the Custodian such compensation as may be due as of the date of such termination and shall likewise reimburse the Custodian for its costs, expenses and disbursements.

12.  SUCCESSOR CUSTODIAN

     If a successor custodian for one or more of the Portfolios shall be appointed by the Board of Directors of the Company, the Custodian shall, upon termination, deliver to such successor custodian at the office of the Custodian, all securities and funds of each applicable Portfolio than held by it hereunder.

     If no such successor custodian shall be appointed, the Custodian shall, in like manner, upon receipt of a certified copy of a vote of the Board of Directors of the Company, deliver at the office of the Custodian and transfer such securities, funds and other properties in accordance with such vote.



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     In the event that no written order designating a successor custodian or certified copy of a vote of the Board of Directors shall have been delivered to the Custodian on or before the date when such termination shall become effective, then the Custodian shall have the right to deliver to a bank or trust company, which is a "bank" as defined in the Investment Company Act of 1940, doing business in Boston, Massachusetts, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $25,000,000, all securities, funds and other properties held by the Custodian on behalf of each applicable Portfolio and all instruments held by the Custodian relative thereto and all other property held by it under this Contract on behalf of each applicable Portfolio. Thereafter, such bank or trust company shall be the successor of the Custodian under this Contract.

     In the event that securities, funds and other properties remain in the possession of the Custodian after the date of termination hereof owing to failure of the Company to procure the certified copy of the vote referred to or of the Board of Directors to appoint a successor custodian, the Custodian shall be entitled to fair compensation for its services during such period as the Custodian retains possession of such securities, funds and other properties and the provisions of this Contract relating to the duties and obligations of the Custodian shall remain in full force and effect.

13.  INTERPRETIVE AND ADDITIONAL PROVISIONS

     In connection with the operation of this Contract, the Custodian and the Company on behalf of each of the Portfolios, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Contract as may in their joint opinion be consistent with the general tenor of this Contract. Any such interpretive or additional provisions shall be in a writing signed by both parties and shall be annexed hereto, PROVIDED that no such interpretive or additional provisions shall contravene any applicable federal or state regulations. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Contract.

14.  ADDITIONAL PORTFOLIOS

     In the event that the Company establishes one or more separate accounts in addition to those listed on Exhibit A with respect to which it desires to have the Custodian render services as custodian under the terms hereof, it shall so notify the Custodian in writing, and if the Custodian agrees in writing to provide such services, such separate accounts shall become a Portfolio hereunder.

15.  MASSACHUSETTS LAW TO APPLY

     This Contract shall be construed and the provisions thereof interpreted under and in accordance with laws of The Commonwealth of Massachusetts.



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16.  PRIOR CONTRACTS

     This Contract supersedes and terminates, as of the date hereof, all prior contracts between the Company on behalf of each of the Portfolios and the Custodian relating to the custody of the Portfolio's assets.

17.  PROVISIONS CONCERNING ERISA ASSETS

     (a) The Company acknowledges that certain of the assets of the Portfolios being placed in Custodian's custody may be subject to the Employee Retirement Security Act of 1974, as amended ("ERISA"). Company and Custodian agree that in connection therewith Custodian is a service provider only and not a fiduciary of any plan or trust to which the assets are related. Custodian shall not be considered a party to any underlying plan or trust and the Company hereby assumes all responsibility to assure that any instructions issued under this agreement with respect to the Portfolios are in compliance with such plan or trust and all applicable requirements of ERISA.

     (b) This Agreement will be interpreted so as to be in compliance with ERISA 404(b) and the Department of Labor Regulations Section 2550.4040-1 concerning the maintenance of the indicia of ownership of plan assets outside of the jurisdiction of the district courts of the United States. The Company represents that: The assets of the Portfolios are "plan assets" of various employee benefit plans subject to ERISA as defined in Department of Labor Regulations Section 2510.3-101; that the Company is an insurance company exempt from registration under the Investment Advisers Act of 1940; that the Company has been duly appointed to manage and control the assets of the Portfolios with power to employ agents or delegates with respect to such duties; and that notwithstanding such employment of agents or delegates, the Company retains its responsibility and duty to manage and control the assets of such plans.



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

     IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its
seal to be hereunder affixed as of the           day of           , 1997.


ATTEST                                       NAME OF INSURANCE COMPANY



                                             By:
------------------------------------             -------------------------------



ATTEST                                       STATE STREET BANK AND TRUST COMPANY



                                             By:
------------------------------------             -------------------------------
                                                        Executive Vice President




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

                                   SCHEDULE A

     The following foreign banking institutions and foreign securities depositories have been approved by the Board of Directors of Name of Insurance Company for use as sub-custodians for the Portfolio's securities and other assets:

                   (Insert banks and securities depositories)


Certified:

Company's Authorized Officer

Date: